Exhibit 99.4

September 3, 2004
Board of Directors
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620

Re:	Initially Filed Registration Statement on Form S-4 of

King Pharmaceuticals, Inc.

Madame and Gentlemen:

      Reference is made to our opinion letter, dated July 23, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value (the “Shares”), of King Pharmaceuticals, Inc. (the “Company”) of the exchange ratio of 0.900 shares of common stock, par value $0.50 per share, of Mylan Laboratories Inc. (“Mylan”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan, Summit Merger Corporation, a wholly owned subsidiary of Mylan, and the Company.

      The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

      In that regard, we hereby consent to the reference to our opinion under the captions “Summary — The Merger — Opinions of Financial Advisors,” “The Merger — King’s Reasons for the Merger” and “The Merger — Opinion of Financial Advisor to King” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/ Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)